Exhibit 99.1

Contact:
Abaxis, Inc.	Lytham Partners, LLC
Clint Severson, Chief Executive Officer	Joe Dorame, Robert Blum and Joe Diaz
510-675-6500	602-889-9700

Abaxis Reports Financial Performance for the First Quarter of Fiscal 2016
Declares Quarterly Cash Dividend

Union City, California – July 23, 2015 - Abaxis, Inc. (NasdaqGS: ABAX), a medical products company manufacturing point-of-care blood analysis systems, today reported financial results for the first fiscal quarter ended June 30, 2015.

First quarter overview:
•	Revenues from continuing operations of $53.1 million, up 21% over last year’s comparable quarter.
•	Diluted EPS from continuing operations of $0.31, up 35% over last year’s comparable quarter.
•	Diluted EPS, including discontinued operations, of $0.31, up 48% over last year’s comparable quarter.

Revenues highlights:
•	North America revenues from continuing operations of $42.3 million, up 21% over last year’s comparable quarter.
•	International revenues of $10.8 million, up 18% over last year’s comparable quarter.
•	Medical market revenues of $8.7 million, up 20% over last year’s comparable quarter.
•	Veterinary market revenues of $43.6 million, up 21% over last year’s comparable quarter.
•	Total medical and veterinary instrument revenues of $8.7 million, up 15% over last year’s comparable quarter.
•	Total medical and veterinary instrument sales of 1,322 units, up 23% over last year’s comparable quarter.
•	Total medical and veterinary reagent disc revenues of $30.4 million, up 13% over last year’s comparable quarter.
•	Total medical and veterinary reagent disc sales of 2.4 million units, up 15% over last year’s comparable quarter.

Other financial highlights:
•	Gross profit from continuing operations of $29.4 million, up 24% over last year’s comparable quarter.
•	Net income from continuing operations of $7.0 million, up 38% over last year’s comparable quarter.
•	Cash, cash equivalents and investments of $153.0 million as of June 30, 2015.
•	Abaxis paid dividends of $2.5 million or $0.11 per share during the first quarter of fiscal 2016.

Clint Severson, chairman and chief executive officer of Abaxis, commented, “We are off to a strong start in fiscal year 2016, as we achieved double-digit growth in our total instrument and consumable revenues within our portfolio of point of care diagnostic products.  Revenues for the quarter increased 21 percent, driven by total veterinary sales and total medical sales increases of 21 percent and 20 percent, respectively.  Domestic and international sales both increased by double-digit percentages versus the first quarter last year.  We are pleased with the on-going progress made by our sales team and our distribution channel partners.  We continue to grow our business on a consistent basis and we are operating in a highly effective and cost efficient manner.”

Mr. Severson continued, “We are particularly pleased with the continued growth in our recurring revenues up 22 percent year over year, primarily due to expanding sales of our consumable products in both the veterinary and medical markets, which resulted in a record of 2.4 million total reagent disc unit sales during the first quarter.  This is a testament to the critically important role that our devices play in accurately diagnosing the conditions of our customers’ patients.  The speed, accuracy and reliability of Abaxis products are second to none and we are proud of our position within in the industry as one of the leaders in the market.  We remain dedicated to developing new innovative diagnostic products and operating the business in a prudent manner, while rewarding our shareholders with a quarterly dividend and maintaining a solid cash position of $153.0 million.”

Dividend Declared

Abaxis today announced that its Board of Directors declared a quarterly dividend of $0.11 per common share, to be paid on September 17, 2015, to all shareholders of record as of the close of business on September 3, 2015.

Results of Continuing Operations

Quarterly Results

For the fiscal quarter ended June 30, 2015, Abaxis reported revenues from continuing operations of $53.1 million, as compared with revenues of $44.1 million for the comparable period last year, an increase of 21 percent.  Revenues from sales of instruments, which include chemistry analyzers, hematology instruments, VSpro specialty analyzers and i‑STAT analyzers, increased by $1.1 million, or 15 percent, compared to the same period last year.  Revenues from sales of consumables, which include reagent discs, hematology reagent kits, VSpro specialty cartridges, i‑STAT cartridges and rapid tests, increased by $7.5 million, or 22 percent, compared to the same period last year.  Abaxis reported net income from continuing operations of $7.0 million for the fiscal quarter ended June 30, 2015, compared to $5.1 million for the fiscal quarter ended June 30, 2014.  Abaxis’ effective tax rate in the quarter ended June 30, 2015 was 36 percent, compared to 37 percent for the same period last year.  Abaxis reported diluted net income per share from continuing operations of $0.31 (calculated based on 22,879,000 shares) for the three-month period ended June 30, 2015, compared to $0.23 per share (calculated based on 22,637,000 shares) for the same period last year.

Other Reported Information

Non-cash compensation expense recognized for share-based awards during the first quarter of fiscal 2016 was $2.8 million, compared to $2.0 million for the same period last year.  Abaxis paid $2.5 million in cash dividends to shareholders during the first quarter of fiscal 2016.

Conference Call

Abaxis has scheduled a conference call to discuss its financial results at 4:15 p.m. Eastern Time on Thursday, July 23, 2015.  Participants can dial (877) 317-6789 or (412) 317-6789 to access the conference call, or can listen via a live Internet webcast, which is available in the Investor Relations section of the company’s website at http://www.abaxis.com.  A replay of the call will be available by visiting http://www.abaxis.com for the next 30 days or by calling (877) 344-7529 or (412) 317-0088, confirmation code 10069542, through July 30, 2015.  This press release is also available prior to and after the call via Abaxis’ website or the Securities and Exchange Commission’s website at http://www.sec.gov.

About Abaxis

Abaxis, Inc. is a worldwide developer, manufacturer and marketer of portable blood analysis systems that are used in a broad range of medical specialties in human or veterinary patient care to provide clinicians with rapid blood constituent measurements.  Our mission is to improve the efficiency of care delivery to and the quality of life of patients in the medical and veterinary markets.  We provide leading edge technology, tools and services that support best medical practices, enabling physicians and veterinarians to respond to the health needs of their clients at the point of care while operating economical and profitable practices.  For more information, visit http://www.abaxis.com.

Forward Looking Statements

This press release includes, and our conference call will include, statements that constitute “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995 (the “Reform Act”), including but not limited to statements related to Abaxis’ cash position, financial resources and potential for future growth, market acceptance and penetration of new or planned product offerings, and future recurring revenues and results of operations.  Abaxis claims the protection of the safe-harbor for forward-looking statements contained in the Reform Act.  These forward-looking statements are often characterized by the terms “may,” “believes,” “projects,” “expects,” “anticipates,” or words of similar import, and do not reflect historical facts.  Specific forward-looking statements contained in this press release or in Abaxis’ conference call may be affected by risks and uncertainties, including, but not limited to, those related to risks related to the transition of its U.S. medical sales to Abbott, potential excess inventory levels and inventory imbalances at the company’s distributors, losses or system failures with respect to Abaxis’ facilities or manufacturing operations, the effect of exchange rate fluctuations on international operations, fluctuations in quarterly operating results, dependence on sole suppliers, the market acceptance of Abaxis’ products and services, the continuing development of its products, required United States Food and Drug Administration clearance and other government approvals, risks associated with manufacturing and distributing its products on a commercial scale free of defects, risks related to the introduction of new instruments manufactured by third parties, risks associated with competing in the human diagnostic market, risks related to the protection of Abaxis’ intellectual property or claims of infringement of intellectual property asserted by third parties and risks related to condition of the United States economy.  Readers should also refer to the section entitled “Risk Factors” in Abaxis’ annual report on Form 10‑K, and subsequently filed quarterly reports on Form 10‑Q filed with the United States Securities and Exchange Commission.  Forward-looking statements speak only as of the date the statements were made.  Abaxis does not undertake and specifically disclaims any obligation to update any forward-looking statements.

Financial Tables to Follow

ABAXIS, INC.
Condensed Consolidated Statements of Income
(Unaudited)
(In thousands, except per share data)

	Three Months Ended June 30,
	2015	2014
Revenues	$53,090	$44,054
Cost of revenues	23,698	20,351
Gross profit	29,392	23,703
Operating expenses:
Research and development	4,723	3,947
Sales and marketing	10,586	8,832
General and administrative	3,458	2,908
Total operating expenses	18,767	15,687
Income from operations	10,625	8,016
Interest and other income (expense), net	359	47
Income from continuing operations before income tax provision	10,984	8,063
Income tax provision	3,989	2,989
Income from continuing operations	6,995	5,074
Discontinued operations
Loss from discontinued operations, net of tax	-	(359)
Net income	$6,995	$4,715

Net income (loss) per share:
Basic
Continuing operations	$0.31	$0.23
Discontinued operations	-	(0.02)
Basic net income per share	$0.31	$0.21
Diluted
Continuing operations	$0.31	$0.23
Discontinued operations	-	(0.02)
Diluted net income per share	$0.31	$0.21
Shares used in the calculation of net income per share:
Weighted average common shares outstanding - basic	22,624	22,408
Weighted average common shares outstanding - diluted	22,879	22,637
Cash dividends declared per share	$0.11	$0.10

ABAXIS, INC.
Condensed Consolidated Balance Sheets
(Unaudited and in thousands)

	June 30, 2015	March 31, 2015
Current assets:
Cash and cash equivalents	$77,878	$107,015
Short-term investments	51,366	26,109
Receivables, net	29,245	29,015
Inventories	33,984	36,179
Prepaid expenses and other current assets	2,563	2,893
Net deferred tax assets, current	6,577	6,575
Current assets of discontinued operations	597	2,075
Total current assets	202,210	209,861
Long-term investments	23,718	24,181
Investment in unconsolidated affiliate	2,650	2,683
Property and equipment, net	26,760	27,316
Intangible assets, net	1,439	1,491
Net deferred tax assets, non-current	3,738	3,413
Non-current assets of discontinued operations	12	12
Other assets	193	107
Total assets	$260,720	$269,064

Current liabilities:
Accounts payable	$5,945	$7,277
Accrued payroll and related expenses	7,683	11,094
Accrued taxes	3,388	4,829
Current liabilities of discontinued operations	511	5,536
Other accrued liabilities	8,542	9,804
Deferred revenue	1,391	1,322
Warranty reserve	1,322	1,423
Total current liabilities	28,782	41,285
Non-current liabilities:
Deferred revenue	2,999	3,219
Warranty reserve	1,547	1,733
Net deferred tax liabilities	310	310
Notes payable, less current portion	455	480
Other non-current liabilities	1,889	1,843
Total non-current liabilities	7,200	7,585
Total liabilities	35,982	48,870
Shareholders' equity:
Common stock	132,603	132,559
Retained earnings	92,144	87,643
Accumulated other comprehensive loss	(9)	(8)
Total shareholders' equity	224,738	220,194
Total liabilities and shareholders' equity	$260,720	$269,064

Revenues by Geographic Region and Customer Group
(Unaudited)
(In thousands)

The following table presents our revenues by source for the three months ended June 30, 2015 and 2014.

	Three Months Ended June 30,
Revenues by Geographic Region	2015	2014
North America	$42,311	$34,917
International	10,779	9,137
Total revenues	$53,090	$44,054

	Three Months Ended June 30,
Revenues by Customer Group	2015	2014
Medical Market	$8,684	$7,245
Veterinary Market	43,589	35,944
Other	817	865
Total revenues	$53,090	$44,054